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                                                                      Exhibit 99

                   CHICAGO TITLE CORPORATION AND SUBSIDIARIES
                           1998 ANNUAL INCENTIVE PLAN

                             AS AMENDED AND RESTATED
                                DECEMBER 31, 1998


1. RESTATEMENT OF PLAN. The CHICAGO TITLE CORPORATION AND SUBSIDIARIES ANNUAL INCENTIVE PLAN (Plan), an unfunded incentive compensation plan, formerly known as the Chicago Title and Trust Company Annual Incentive Plan effective January 1, 1997, is hereby amended and restated as of December 31, 1998 by CHICAGO TITLE CORPORATION (Company), as successor plan sponsor to Chicago Title and Trust Company for certain employees of itself and its corporate affiliates.

2. AFFILIATED COMPANIES. The Company may, at its option, authorize and designate any of its affiliated corporations to participate in the Plan and, in that event, any such corporation shall execute a written statement of adoption, consenting to the terms and conditions of the Plan. Each participating company (including the Company) shall be referred to as an "Employer" hereunder.

3. ELIGIBILITY - SELECTION BY PRESIDENT AND CHIEF EXECUTIVE OFFICER. The Plan is intended to provide incentive to select personnel of Employers who are able to contribute to the achievement of the Company's and its affiliates' primary business objectives and to reward superior performance and results. The President and Chief Executive Officer of the Company shall select and determine, in his sole discretion, those persons who shall be eligible to participate in the Plan excluding however new employees when the terms of employment have been approved by the Board of Directors of the Company. The eligibility of the President and Chief Executive Officer of the Company for Plan participation shall be authorized by the Compensation Committee of the Board of Directors of Chicago Title Corporation. At present the employment contract of the President and Chief Executive Officer authorizes his participation in the Plan.

4.       INCENTIVE OPPORTUNITIES.

         A. All Plan participants shall receive an incentive opportunity based on a variable percentage of annual salary or the participant's salary range mid-point which was in effect prior to Broad Band implementation, if higher, with the precise opportunity keyed to corporate financial performance as described below.

         B. Certain participants may have their incentive opportunity modified based on the attainment or non-attainment of special objectives crafted on an individual or group basis. Such special objectives shall generally constitute from one-third to one-half of the maximum incentive opportunity. For the President and Chief Executive Officer of the Company, the weighting for special objectives shall be one-third except as approved by the Chairman of the Compensation Committee.


5.       ADMINISTRATION OF PLAN. Subject to general discretion and supervision of the Compensation Committee of the Board of Directors of the Company, the officers of Company or Chicago
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         Title and Trust Company shall be responsible for administering the Plan and all decisions as to participation, levels of responsibility and other matters made by such officers and the President and Chief Executive Officer of the Company shall be final. The President and Chief Executive Officer is authorized to make discretionary decisions regarding eligibility, participation and distributions regarding an individual participant as shall be deemed equitable for that participant.

         Administering Officers shall prepare and maintain a schedule of plan participants showing the mix between financial and special objectives and shall provide a copy of such schedule to the Compensation Committee on at least an annual basis.

6. CALCULATION OF BENEFITS - DEFINITIONS. In calculating benefits payable under the Plan, the following definition shall apply:

         A. "Cyclical Net Revenue Margin" is intended to approximate the cyclical results of operations of the Company and is calculated as adjusted pre-tax contribution from title operations and real estate services divided by net revenue. Adjusted pre-tax contribution from title operations and real estate services includes concentration investment income, and excludes corporate investment income, interest expense on acquisition debt. Net revenue is net of agent's commissions, and excludes corporate investment income.

7. CALCULATION OF BENEFITS - PROCEDURE. The incentive opportunity for Plan participation based on financial performance shall be determined as follows:

         A. An incentive factor will be determined from cyclical financial results as follows:

                         INCENTIVE FACTOR DETERMINATION

                                                                Threshold         Target                Maximum
                                                                ---------         ------                -------
         Cyclical Net Revenue
         Margin                               under 3%               3%             5%                8% or more

         Incentive Factor
         (used as a multiplier)                 -0-                 .5            1.0                     1.5



         B. The incentive factor will be applied to a schedule of cyclical financial earnings against plan using a payout percentage of 25% to 100% depending on targets for financial performance against plan. The cyclical financial earnings schedule for 1997 is attached as EXHIBIT A. Similar schedules will be developed for subsequent years.

         C. The following provisions shall govern application of the incentive factor and financial performance as described above:



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                  -    Failing to meet the threshold measures for either the
                       incentive factor or financial performance will result in no payout.

                  - More than maximum achievement will simply payout at the maximum provided.

                  - Between the threshold and the maximum, straight-line interpolation will be used to determine final figures for Plan calculation.

                  - All calculations of benefits are subject to such additional modifications of accounting results from operations of the Company as the Company may, in its sole and absolute discretion, deem appropriate.

8. PAYOUT OF BENEFITS FOR THE 1997 CYCLE. The distribution of benefits for the cycle commencing January 1, 1997 shall be governed by the following provisions:

         A. The distribution of incentive pay amounts shall be made in cash as soon as possible after audited results are available at the end of the one year performance cycle.

         B. Select examples of payment procedures may be set forth as Exhibits from time to time at the Company's discretion.

         C. The Company shall have the right to deduct from all Plan distributions any taxes required by law to be withheld with respect to such payments.

         D. Assignment. Plan benefits shall not be assigned or transferred by a participant without the prior written consent of the Company.

8A. Payout of Benefits for the 1998 Cycle. The distribution of benefits for the cycle commencing January 1, 1998 shall be governed by the following provisions:

         A. The distribution of incentive pay amounts shall be made when administratively convenient after the completion of audited financial statements and shall be payable as follows:

                  i. Except as provided in subsection (ii) below, any payment hereunder shall be made 100% in cash;

                  ii. For any participant receiving in 1998 a restricted grant of Chicago Title Corporation common stock or a stock option grant of 5000 or more shares of Chicago Title Corporation common stock, any payment hereunder shall be made 75% in cash and 25% in Chicago Title Corporation common stock in accordance with administrative procedures promulgated by the Company.


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         B.       The Company shall have the right to deduct from all Plan
                  distributions any taxes required by law to be withheld with respect to such payments.


         C. Assignment. Plan benefits shall not be assigned or transferred by a participant without the prior written consent of the Company.

9. NOT CONTRACT OF EMPLOYMENT. Nothing in this Plan shall be construed as providing to a participant any contractual right to continued employment or any special rights with respect to employment with an Employer.

10. NO ACCRUED BENEFIT. The Company intends that the subject Plan be subject at all times to final results of operations of the Company at the end of a performance cycle and that payments be in the nature of a bonus made at its discretion. Consequently, except as specifically provided in this Agreement regarding an early distribution under Paragraph 12, there shall be no accrual of benefits or pro-rata entitlement in favor of a participant prior to the actual date of payment. Any termination of employment by a participant prior to that date shall forfeit the participant's right to benefits.

11. PLAN AMENDMENT - TERMINATION. The Company reserves the right to amend or terminate this Plan at any time. In the event of Plan termination, no benefits shall be paid under the Plan.

12. EARLY DISTRIBUTION. In the event of death, permanent total disability or retirement of a participant, Plan benefits for that person shall be calculated at the end of the month in which such event occurs using actual results for that month with benefits to be prorated to the date of such event.

13. CYCLES. This Plan shall provide for incentives for the 1997 and 1998 Plan years unless terminated or further amended by the Company.

14. REPORTS. The Company intends but is not obligated to provide periodic reports to plan participants of the Company's standing under the performance grid set forth in Paragraph 7 above.

         The Plan sponsor and the following Employers hereby execute the Chicago Title Corporation and Subsidiaries 1998 Annual Incentive Plan as amended and restated to evidence their acceptance of the Plan as amended and restated:

CHICAGO TITLE CORPORATION


By: /s/ John Rau                            Date:  2/22/99
   ---------------------------                   ------------------
           President




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CHICAGO TITLE AND TRUST COMPANY


By:/s/ Thomas J. Adams                       Date: 2/22/99
   -----------------------------------           ------------------
         Vice President

CHICAGO TITLE INSURANCE COMPANY


By:/s/ William Greene                        Date: 2/22/99
   -----------------------------------           ------------------
         Vice President


CHICAGO TITLE COMPANY


By:/s/ Thomas J. Adams                       Date: 2/22/99
   -----------------------------------           ------------------

         Vice President


TICOR TITLE INSURANCE COMPANY


By:/s/ Kenneth C. Ferraro                    Date: 2/22/99
   -----------------------------------           ------------------
         Vice President




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                                                                       EXHIBIT A


                           CYCLICAL FINANCIAL EARNINGS
                              AROUND PLAN FOR 1997


                                              Threshold         Target           Maximum
                                              ---------         ------           -------

                  1997
         Financial Earnings                   90% of Plan       100% of Plan     110% of Plan
               Around Plan

         Payout as a % of Maximum             25%                60%             100%




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